Exhibit 99.2

Healthcare Improvement Company Premier Inc. to Present at 38th Annual J.P. Morgan Healthcare Conference in San Francisco on Jan. 14

CHARLOTTE, NC, Jan. 8, 2020 – Premier Inc. (NASDAQ: PINC), a leading healthcare improvement company, announced today that its Chief Executive Officer, Susan DeVore, will present at the 38th Annual J.P. Morgan Healthcare Conference on Tuesday, Jan. 14, 2020.

An audio feed of the presentation and subsequent Q&A will stream live beginning at 2:30 p.m. PT and can be accessed through a link provided on the investor relations page of Premier’s website at investors.premierinc.com. The audio webcast will be archived on Premier’s website for approximately 90 days.

DeVore will be accompanied by Premier’s President, Michael J. Alkire, and Chief Administrative and Financial Officer, Craig McKasson.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,000 U.S. hospitals and health systems and more than 175,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Investor contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.879.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com